As filed with the Securities and Exchange Commission on June 18, 2007

Registration No. 333-143241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Physicians Service Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Texas	8741	75-1458323
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746-6550

(512) 328-0888

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy L. LaFrey

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746-6550

(512) 328-0888

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Kenneth Menges, Jr., P.C.	Ward S. Bondurant
Akin Gump Strauss Hauer & Feld LLP	Heath D. Linsky
1700 Pacific Avenue, Suite 4100	Morris, Manning & Martin, LLP
Dallas, Texas 75201	1600 Atlanta Financial Center
(214) 969-2800	3343 Peachtree Road, NE
Atlanta, Georgia 30326
(404) 233-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.10	2,645,000(1)	$17.49	$46,261,050	$1,421

(1)	Includes 345,000 shares subject to the underwriters’ over-allotment option.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices on the Nasdaq Capital Market on May 22, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

American Physicians Service Group, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-143241) for the sole purposes of filing Exhibit Numbers 1.1, 5.1 and 10.21 with the Securities and Exchange Commission, and amending Part II of the Registration Statement. Amendment No. 1 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	1,400
NASD filing fee	4,500
Blue sky fees and expenses	10,000
Transfer agent and registrar fees	3,500
Accounting fees and expenses	150,000
Legal fees and expenses	250,000
Printing and engraving costs	125,000
Miscellaneous expenses	2,500

Total	$546,900

Item 14.	Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that a Texas corporation shall have the power to indemnify anyone who was, is, or may become a defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation’s best interests and (B) in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to be liable in respect of any claim, issue or matter only after a court of competent jurisdiction adjudges the person liable and the person has exhausted all available appeals. We may not indemnify a director as described above for obligations resulting from a proceeding (i) in which such person is liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases we may indemnify such director against reasonable expenses the director actually incurs in connection with the proceeding unless the director’s misconduct was willful, in which case we may not pay such indemnification).

A corporation may provide indemnification as described above only if a determination of indemnification is made: (i) by a majority vote of a quorum of directors who the proceeding does not name as defendants or respondents at the time of voting, regardless of whether the directors not named defendants or respondents constitute a quorum; (ii) by a majority vote of a committee of the board of directors, if (A) the committee is designated by a majority vote of the directors who at the time of the vote are not named defendants or respondents in the proceeding, regardless of whether the directors not named defendants or respondents constitute a quorum, and (B) the committee consists solely of one or more of the directors not named as defendants or respondents in the proceeding; (iii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (i) and (ii); or (iv) by the shareholders in a vote that excludes the shares held by the directors who are named defendants or respondents in the proceeding. A court may order indemnification even though we do not meet certain of these conditions, if the court deems indemnification proper and equitable; provided, however, that if the court determines that the indemnified person is liable to the corporation or that he improperly received a personal benefit, the court-ordered indemnification cannot exceed the reasonable expenses that the indemnified party actually incurred in connection with the proceeding.

A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that he or she improperly received a personal benefit, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be available in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification. A corporation may pay, or reimburse a director for, the director’s reasonable expenses incurred because he or she was, is, or may become a defendant correspondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above-described standards after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director’s financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that the director has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by such director in connection with that proceeding is prohibited under the standards enumerated above. Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director’s appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person’s status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if the shareholders of the corporation have approved including coverage for the additional liability.

Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or before the next submission to shareholders of a consent to action without a meeting, and, in any case, within the twelve-month period immediately following such indemnification or advance.

A corporation shall indemnify officers and others who are not officers, employees or agents of the corporation, but who are serving at the corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

Article IX of our restated articles of incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of our board of directors, we will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, we currently maintain directors and officers’ liability insurance.

Article XVI of our restated articles of incorporation provides that our directors shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as a director except for liability based upon (i) a breach of duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an act or omission for which the director’s liability is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

In addition to the indemnifications provided by our restated articles of incorporation, we have entered into indemnity agreements with our officers and directors. The agreements generally provide that, to the extent permitted by law, we must indemnify each person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of the Company.

The underwriting agreement (Exhibit 1.1) will provide for indemnification by the underwriters of Raymond James & Associates, Inc., our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

The preceding discussion of indemnification agreements, our restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement. (19)

2.1	Merger Agreement and Plan of Merger, dated June 5, 2006, among American Physicians Service Group, Inc., APSG ACQCO, Inc., and American Physicians Insurance Exchange, as amended. (14)

3.1	Restated Articles of Incorporation of American Physicians Service Group, Inc., as amended (3)

3.2	Amended and Restated Bylaws of American Physicians Service Group, Inc. (16)

4.1	Specimen of Common Stock Certificate of American Physicians Service Group, Inc. (1)

4.2	Rights Agreement, dated as of August 15, 1999, between American Physicians Service Group, Inc. and American Stock Transfer & Trust Company, which includes the form of Statement of Resolutions setting forth the terms of the Junior Participating Preferred Stock, Series A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (7)

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding legality of securities being registered. (19)

10.1*	Amended and Restated 1995 Incentive and Non-Qualified Stock Option Plan. (10)

10.2*	Form of Stock Option Agreement (ISO). (4)

10.3*	Form of Stock Option Agreement (Non-Qualified). (4)

10.4*	Profit Sharing Plan and Trust, effective December 1, 1984, of American Physicians Service Group, Inc. (2)

10.5*	2005 Incentive and Non-Qualified Stock Option Plan. (13)

10.6*	Deferred Compensation Master Plan. (13)

10.7*	Executive Employment Agreement between American Physicians Service Group, Inc. and Kenneth S. Shifrin. (10)

10.8	Consulting Agreement between APS Investment Services, Inc. and William A. Searles. (10)

10.9*	Executive Employment Agreement between American Physicians Service Group, Inc. and William H. Hayes. (10)

10.10*	Executive Employment Agreement between American Physicians Service Group, Inc. and Maury L. Magids. (16)

10.11*	Executive Employment Agreement between American Physicians Service Group, Inc. and Timothy L. LaFrey. (17)

10.12*	Stock Purchase Agreement dated October 1, 2003 between American Physicians Service Group, Inc. and FPIC Insurance Group, Inc. (11)

10.13	Revolving Promissory Note dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (12)

10.14	Commercial Loan Agreement dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (12)

10.15	Managing General Agency Agreement between American Physicians Insurance Agency, Inc. and American Physicians Insurance Exchange, effective as of May 29, 1996. (15)

10.16	Management Agreement of Attorney-in-Fact, dated August 13, 1975, between APS Facilities Management, Inc. and American Physicians Insurance Exchange. (15)

Exhibit Number	Description
10.17	Managing General Agency Agreement between American Physicians Insurance Company and American Physicians Insurance Agency, Inc., dated as of April 1, 2007. (18)

10.18	Advisory Services Agreement between American Physicians Insurance Company and API Advisory, LLC, dated as of April 1, 2007. (18)

10.19	Official Order TDI No. 14-04518 of the Commissioner of Insurance of the State of Texas dated January 26, 2007 adopting the Plan of Conversion and Merger of American Physicians Service Group, Inc. and American Physicians Insurance Company. (18)

10.20	Official Order TDI No. 14-04518 of the Commissioner of Insurance dated April 2, 2007, effective April 1, 2007 adopting the American Physicians Insurance Company Articles of Incorporation. (18)

10.21	Excess of Loss Reinsurance Contract, effective January 2007, issued to American Physicians Insurance Exchange. (19)

21.1	List of subsidiaries of American Physicians Service Group, Inc. (18)

23.1	Independent Registered Public Accountants Consent of BDO Seidman, LLP. (18)

23.2	Independent Registered Public Accountants Consent of Deloitte & Touche LLP (18)

24.1	Power of Attorney (see signature page).

(*)	Executive Compensation plans and arrangements.
(1)	Filed as an Exhibit to the Registration Statement on Form S-1, Registration No. 2-85321, of the Company, and incorporated herein by reference.
(2)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1984 and incorporated herein by reference.
(3)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1990 and incorporated herein by reference.
(4)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 and incorporated herein by reference.
(5)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1997 and incorporated herein by reference.
(6)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 and incorporated herein by reference.
(7)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated September 22, 1999 and incorporated herein by reference.
(8)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999 and incorporated herein by reference.
(9)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 2000 and incorporated herein by reference.
(10)	Filed as an Exhibit to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2002 and incorporated herein by reference.
(11)	Filed as an Exhibit to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2003 and incorporated herein by reference.
(12)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 2004.
(13)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated June 17, 2005.
(14)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated August 25, 2006 and incorporated herein by reference.
(15)	Filed as an Exhibit to the Registration Statement on Form S-4/A, Registration No. 333-137012, of the Company, filed January 26, 2007 and incorporated herein by reference.

(16)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
(17)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated March 26, 2007.
(18)	Filed as an Exhibit to the Registration Statement on Form S-1, Registration No. 333-143241, of the Company, filed May 24, 2007 and incorporated herein by reference.
(19)	Filed herewith.

Item 17.	Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on this 18th day of June, 2007.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

By:	/s/ KENNETH S. SHIFRIN
Chairman of the Board and
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ KENNETH S. SHIFRIN Kenneth S. Shifrin	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 18, 2007

/s/ W. H. HAYES W. H. Hayes	Senior Vice President—Finance, Secretary and Chief Financial Officer (Principal Financial Officer)	June 18, 2007

/s/ THOMAS R. SOLIMINE Thomas R. Solimine	Controller (Principal Accounting Officer)	June 18, 2007

* Timothy L. LaFrey	Director, President and Chief Operating Officer	June 18, 2007

* Norris C. Knight, Jr., M.D.	Director	June 18, 2007

* Lew N. Little, Jr.	Director	June 18, 2007

* Jackie Majors	Director	June 18, 2007

* William J. Peche, M.D.	Director	June 18, 2007

* William A. Searles	Director	June 18, 2007

* Cheryl Williams	Director	June 18, 2007

*By:	/S/ WILLIAM H. HAYES
William H. Hayes Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement. (19)

2.1	Merger Agreement and Plan of Merger, dated June 5, 2006, among American Physicians Service Group, Inc., APSG ACQCO, Inc., and American Physicians Insurance Exchange, as amended. (14)

3.1	Restated Articles of Incorporation of American Physicians Service Group, Inc., as amended (3)

3.2	Amended and Restated Bylaws of American Physicians Service Group, Inc. (16)

4.1	Specimen of Common Stock Certificate of American Physicians Service Group, Inc. (1)

4.2	Rights Agreement, dated as of August 15, 1999, between American Physicians Service Group, Inc. and American Stock Transfer & Trust Company, which includes the form of Statement of Resolutions setting forth the terms of the Junior Participating Preferred Stock, Series A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (7)

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding legality of securities being registered. (19)

10.1*	Amended and Restated 1995 Incentive and Non-Qualified Stock Option Plan. (10)

10.2*	Form of Stock Option Agreement (ISO). (4)

10.3*	Form of Stock Option Agreement (Non-Qualified). (4)

10.4*	Profit Sharing Plan and Trust, effective December 1, 1984, of American Physicians Service Group, Inc. (2)

10.5*	2005 Incentive and Non-Qualified Stock Option Plan. (13)

10.6*	Deferred Compensation Master Plan. (13)

10.7*	Executive Employment Agreement between American Physicians Service Group, Inc. and Kenneth S. Shifrin. (10)

10.8	Consulting Agreement between APS Investment Services, Inc. and William A. Searles. (10)

10.9*	Executive Employment Agreement between American Physicians Service Group, Inc. and William H. Hayes. (10)

10.10*	Executive Employment Agreement between American Physicians Service Group, Inc. and Maury L. Magids. (16)

10.11*	Executive Employment Agreement between American Physicians Service Group, Inc. and Timothy L. LaFrey. (17)

10.12*	Stock Purchase Agreement dated October 1, 2003 between American Physicians Service Group, Inc. and FPIC Insurance Group, Inc. (11)

10.13	Revolving Promissory Note dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (12)

10.14	Commercial Loan Agreement dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (12)

10.15	Managing General Agency Agreement between American Physicians Insurance Agency, Inc. and American Physicians Insurance Exchange, effective as of May 29, 1996. (15)

10.16	Management Agreement of Attorney-in-Fact, dated August 13, 1975, between APS Facilities Management, Inc. and American Physicians Insurance Exchange. (15)

10.17	Managing General Agency Agreement between American Physicians Insurance Company and American Physicians Insurance Agency, Inc., dated as of April 1, 2007. (18)

Exhibit Number	Description
10.18	Advisory Services Agreement between American Physicians Insurance Company and API Advisory, LLC, dated as of April 1, 2007. (18)

10.19	Official Order TDI No. 14-04518 of the Commissioner of Insurance of the State of Texas dated January 26, 2007 adopting the Plan of Conversion and Merger of American Physicians Service Group, Inc. and American Physicians Insurance Company. (18)

10.20	Official Order TDI No. 14-04518 of the Commissioner of Insurance dated April 2, 2007, effective April 1, 2007 adopting the American Physicians Insurance Company Articles of Incorporation. (18)

10.21	Excess of Loss Reinsurance Contract, effective January, 2007, issued to American Physicians Insurance Exchange. (19)

21.1	List of subsidiaries of American Physicians Service Group, Inc. (18)

23.1	Independent Registered Public Accountants Consent of BDO Seidman, LLP. (18)

23.2	Independent Registered Public Accountants Consent of Deloitte & Touche LLP (18)

24.1	Power of Attorney (see signature page).

(*)	Executive Compensation plans and arrangements.
(1)	Filed as an Exhibit to the Registration Statement on Form S-1, Registration No. 2-85321, of the Company, and incorporated herein by reference.
(2)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1984 and incorporated herein by reference.
(3)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1990 and incorporated herein by reference.
(4)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 and incorporated herein by reference.
(5)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1997 and incorporated herein by reference.
(6)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 and incorporated herein by reference.
(7)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated September 22, 1999 and incorporated herein by reference.
(8)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999 and incorporated herein by reference.
(9)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 2000 and incorporated herein by reference.
(10)	Filed as an Exhibit to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2002 and incorporated herein by reference.
(11)	Filed as an Exhibit to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2003 and incorporated herein by reference.
(12)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 2004.
(13)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated June 17, 2005.
(14)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated August 25, 2006 and incorporated herein by reference.
(15)	Filed as an Exhibit to the Registration Statement on Form S-4/A, Registration No. 333-137012, of the Company, filed January 26, 2007 and incorporated herein by reference.
(16)	Filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
(17)	Filed as an Exhibit to the Current Report on Form 8-K of the Company dated March 26, 2007.
(18)	Filed as an Exhibit to the Registration Statement on Form S-1, Registration No. 333-143241, of the Company, filed May 24, 2007 and incorporated by reference herein.
(19)	Filed herewith.